ACCOUNTANT'S CONSENT

     We have issued our report dated June 17, 2002, accompanying the consolidated financial statements of Wayne Savings Bancshares, Inc., which is included in Amendment No. 5 to Form SB-2 to be filed with the Securities and Exchange Commission on or about October 17, 2002. We consent to the use of our name as it appears in the section aptioned "Experts."

/s/ Grant Thornton LLP

Cincinnati, Ohio
October 17, 2002